Exhibit 99.1

Civista Bancshares, Inc. Appoints Jeremy Normington-Slay to Board of Directors

SANDUSKY, Ohio, October 23, 2026 – Civista Bancshares, Inc. (NASDAQ: CIVB) (“Civista”) today announced the appointment of Jeremy Normington-Slay, DPT, MBA, FACHE, to the Boards of Directors of Civista Bancshares and Civista Bank, effective October 21, 2026.

Normington-Slay serves as President and Chief Executive Officer of Firelands Health, headquartered in Sandusky, Ohio. Firelands Health is a regional healthcare system that includes Firelands Regional Medical Center in Sandusky, The Bellevue Hospital in Bellevue and Firelands Physician Group. Normington-Slay leads an organization with approximately 2,500 employees and more than 300 medical staff members serving communities throughout the region.

“Jeremy brings significant executive leadership experience, a strong understanding of the communities we serve and a valuable perspective from one of the region’s largest industries,” said Dennis G. Shaffer, Chairman of the Board of Civista Bancshares. “His experience leading complex organizations, coupled with his commitment to community service, will complement the experience and capabilities of our Board. We are pleased to welcome him to Civista.”

Normington-Slay previously served with Ascension Healthcare in Wisconsin, including as regional president overseeing hospitals in the organization’s North Central Region. Earlier in his career, he held executive leadership positions with several independent hospitals.

He earned his Doctor of Physical Therapy degree from Concordia University Wisconsin and his Master of Business Administration from Plymouth State University. He is also a Fellow of the American College of Healthcare Executives.

Normington-Slay has been active in community leadership throughout his career, serving on boards supporting the arts, economic development and community service organizations. He also volunteers with organizations and programs focused on assisting individuals and families in need.

“I am honored to join Civista’s Board of Directors and contribute to an organization with such a strong history of serving its customers and communities,” Normington-Slay said. “Civista and Firelands Health share deep roots in this region, and I look forward to bringing my perspective and experience to the Board as Civista continues to grow and create value for its shareholders, customers and communities.”

About Civista Bancshares

Civista Bancshares, Inc., is a $4.3 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division. Civista Bancshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

For additional information, contact:

Charles A. Parcher

President and CEO

Civista Bancshares, Inc.

888-645-4121